Exhibit 99.1

FOR IMMEDIATE RELEASE

HTG Molecular Diagnostics Reports Full Year 2021 Results

Call scheduled for today, March 29, at 4:30 pm ET

TUCSON, Ariz., March 29, 2022 -- HTG Molecular Diagnostics, Inc. (Nasdaq: HTGM) (HTG), a life science company advancing precision medicine through its innovative transcriptome-wide profiling technology, today reported its financial results for the year ended December 31, 2021.

Recent Business Highlights

•

HTG Transcriptome Panel (“HTP”) revenue continued to increase in the fourth quarter of 2021, ending the year as the top selling assay at approximately 16% of total revenue, just 5 months after commercial sales availability.

•

Announced the expansion of its therapeutics team with the addition of several highly experienced professionals, led by Stephen Barat, Ph.D., a drug development veteran who most recently served with the Janssen Pharmaceutical Companies of Johnson and Johnson (Janssen).

•

Expanded its HTG Therapeutics business unit’s Scientific Advisory Board with the addition of Jerald Radich, M.D., a pioneer in the fields of leukemia research and molecular genetics, and Robert Spitale, Ph.D., Associate Director and Associate Dean of Research in the School of Pharmacy and Pharmaceutical Services at the University of California, Irvine.

•	Added extensive biopharmaceutical industry experience and therapeutic depth to its Board of Directors with the addition of Christopher Kiritsy, formerly of KOS Pharmaceuticals.

•	Completed a private placement of its securities for gross proceeds of approximately $7.5 million.

Full Year 2021 Financial Highlights:

Total revenue for the year ended December 31, 2021 was $8.9 million, compared with $8.5 million for the year ended December 31, 2020.

Product and product-related services revenue increased by 13% for the year ended December 31, 2021 to $8.9 million, compared with $7.9 million for the year ended December 31, 2020. Revenue for the year ended December 31, 2021 included $1.4 million of revenue recognized from the sale of HTP assays and sample processing services. Revenue for the year ended December 31, 2020 included $0.7 million of collaborative development services revenue.

Net loss from operations for the year ended December 31, 2021 was $17.1 million, compared with $20.9 million for the year ended December 31, 2020. Net loss per share was $(2.47) for the year ended December 31, 2021 compared with $(4.51) for the year ended December 31, 2020.

Cash, cash equivalents and short-term available-for-sale securities totaled $21.9 million as of December 31, 2021, with current liabilities of approximately $9.9 million and non-current liabilities of $10.1 million.

Conference Call and Webcast:

HTG will host a conference call for the investment community today beginning at 4:30 p.m. Eastern Time. Conference call and webcast details are as follows:

Date:	Thursday, March 29, 2022
Time:	4:30 p.m. Eastern Time
Toll Free:	(855) 327-6837
International:	(631) 891-4304
Conference ID:	10018508
Webcast:	https://themediaframe.com/mediaframe/webcast.html?webcastid=pSgvu2PM

About HTG:

HTG is accelerating precision medicine from diagnosis to treatment by harnessing the power of transcriptome-wide profiling to drive translational research, clinical diagnostics and targeted therapeutics across a variety of disease areas.

Building on more than a decade of pioneering innovation and partnerships with biopharma leaders and major academic institutes, HTG’s proprietary RNA platform technologies are designed to make the development of life science tools and diagnostics more effective and efficient and to unlock a differentiated and disruptive approach to transformative drug discovery. For more information visit www.htgmolecular.com.

Contact:

Ashley R. Robinson
LifeSci Advisors, LLC
Phone: (617) 430-7577
Email: arr@lifesciadvisors.com

-Financial tables follow-

HTG Molecular Diagnostics, Inc.
Consolidated Statements of Operations

	Years Ended December 31,
	2021	2020
Revenue:
Product and product-related services	$8,906,828	$7,890,854
Collaborative development services	—	658,010
Total revenue	8,906,828	8,548,864

Operating expenses:
Cost of product and product-related services revenue	4,094,980	3,991,532
Selling, general and administrative	16,546,740	18,063,064
Research and development	6,088,934	6,079,907
Total operating expenses	26,730,654	28,134,503
Operating loss	(17,823,826)	(19,585,639)
Other expense, net	(1,034,661)	(747,770)
Gain on forgiveness of PPP Loan	1,735,792	—
Loss on extinguishment of MidCap Credit Facility and QNAH Convertible Note	—	(522,394)
Net loss before income taxes	(17,122,695)	(20,855,803)
Provision for income taxes	(22,475)	(14,415)
Net loss	$(17,145,170)	$(20,870,218)

Net loss per share, basic and diluted	$(2.47)	$(4.51)
Shares used in computing net loss per share, basic and diluted	6,936,131	4,627,918

HTG Molecular Diagnostics, Inc.
Consolidated Balance Sheets

	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$9,599,950	$22,397,812
Short-term investments available-for-sale, at fair value	12,343,456	6,298,075
Accounts receivable, net	2,092,466	1,588,767
Inventory, net	1,987,753	1,492,126
Prepaid expenses and other	1,163,339	1,094,273
Total current assets	27,186,964	32,871,053

Operating lease right-of-use assets	1,345,361	1,009,097
Property and equipment, net	1,118,886	1,227,402
Other non-current assets	809,476	90,356
Total assets	$30,460,687	$35,197,908

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$1,649,440	$1,348,762
Accrued liabilities	2,022,569	1,459,878
Contract liabilities - current	124,941	185,083
NuvoGen obligation - current	548,301	512,729
Short-term debt	5,167,586	3,022,139
Operating lease liabilities - current	413,865	685,220
Other current liabilities	16,808	22,563
Total current liabilities	9,943,510	7,236,374
NuvoGen obligation - non-current, net of discount	3,900,880	4,479,396
Long-term debt, net	5,178,629	8,568,308
Operating lease liabilities - non-current	949,461	368,682
Other non-current liabilities	88,383	60,488
Total liabilities	20,060,863	20,713,248
Commitments and Contingencies
Total stockholders’ equity	10,399,824	14,484,660
Total liabilities and stockholders' equity	$30,460,687	$35,197,908